Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-126266 of ebank Financial Services, Inc. on Form S-8 of our report, dated March 22, 2006, appearing in this Annual Report on Form 10-KSB of ebank Financial Services, Inc. for the year ended December 31, 2005.

/s/ PORTER KEADLE MOORE, LLP
Atlanta, Georgia
March 29, 2006